Exhibit 4.15

Execution Copy

Lease Agreement

for Office Facilities

- EK 3, Bad Homburg -

This Agreement is entered into between

(1)                                 Fresenius SE & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe

and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 11852

— the “Landlord” —

and

(2)                                 Fresenius Medical Care Deutschland GmbH,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe

and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 5748

— the “Tenant” —

— the Landlord and the Tenant each a “Party” and together the “Parties” —

Recitals

(A)                               The Landlord is the owner of the building being the third office building at the Else-Kröner-Straße 1 - 2 Campus in 61352 Bad Homburg v. d. Höhe, commonly referred to as EK3 (the “Property”).

(B)                               The Tenant wishes to rent office space on the Property from the Landlord.

Therefore, the Parties conclude this lease agreement (the “Lease Agreement”) as follows:

1                                         Leased Premises

1.1                               This Lease Agreement relates to the office space located on the Property in the layout plan attached hereto as Annex 1.1 (the “Leased Office Space”). In addition to these areas the Tenant is entitled to use — not exclusively but together with the Landlord and other affiliates of the Landlord — the common areas (the “Common Areas”) of the Property (Common Areas together with the Leased Office Space the “Leased Space”).

1.2                               Both Parties are fully familiar with the size and shape of the Leased Office Space as shown in Annex 1.1 and accept this as the agreed size and shape and the Tenant accepts the current condition of the Leased Office Space as the contractually owed condition (vertragsgemäß).

1.3                               For the avoidance of doubt, both Parties expressly acknowledge and agree that the Property (including the Leased Space) is not only used by the Tenant but also by the Landlord and other affiliated entities of the Landlord according to Sec. 15 seq. German Stock Corporation Act (Aktiengesetz — “AktG”).

1.4                               It is therefore understood and agreed that the areas outlined in Annex 1.1 only show the Leased Office Space leased to the Tenant for its exclusive use. Beyond these areas the Tenant is entitled to use — together with the Landlord and its affiliated companies — and in close coordination with the Landlord all Common Areas of the Property, in particular:

(a)                                 a share of the joint conference rooms which are not exclusively let to the Tenant

(b)                                 all access and escape routes to and from the Leased Office Space;

(c)                                  the entrance lobby, the canteen and the elevators;

(d)                                 connecting access routes to/from other building on the campus;

1.5                               This Lease Agreement includes all essential fixtures which form part of the Leased Space by virtue of law (wesentliche Bestandteile) (the “Leased Fixtures”).

1.6                               The Landlord warrants that (i) the Leased Space meets the general technical requirements which may apply to the purpose of the lease and (ii) complies with all statutory provisions and/or all directives of authorities.

In relation to the Leased Office Space, the Landlord shall, at its own cost and expense, fulfil any conditions imposed by authorities or by statutory provisions during the term of the lease whereas any current or future modifications relating to its operations in the Leased Office Space are to be made at the Tenant’s cost and expense.

The Leased Office Space may not be used for purposes other than the purposes permitted according to the regulations of authorities applicable from time to time.

2                                         Term, Termination and Handover

2.1                               The lease term commences on 01 June 2020, 0.00 a.m. CET (the “Lease Commencement Date”). However, economically, the Parties will put each other in such position, in particular as to the payment of rent, as if this Lease Agreement had become effective as of 31 December 2019. For this purpose, the Parties will engage in the required nettings/set-offs to the extent required.

The lease term shall terminate on 31 December 2029.

2.2                               In the event of termination of this Lease Agreement before the agreed date for which termination the Tenant is responsible, the Tenant shall be liable for any and all damage caused thereby, in particular, but not limited to, loss of rent, incidental expenses and other charges relating to the period for which the lease has been entered into. The same shall apply vice versa should the Landlord be responsible for the termination.

2.3                               The Leased Space under this Lease Agreement is automatically deemed handed over as of the Lease Commencement Date.

3                                         Rent, Rent Adjustment and Advance Payments on Running and Operating Costs

3.1                               The annual rent for the Leased Space is initially agreed at EUR 2,606,139.25 plus the statutory VAT applicable from time to time (currently 19%).

This annual rent is broken down as follows:

					Rent per (m2)
	Size (m2) or		Total rent p.a.	Total rent per	or unit per
Area	quantity		(EUR)	month (EUR)	month (EUR)
Leased Space	13,372.19		2,525,739.25	210,478.27	15,74
Parking Spaces	67		80,400.00	6,700.00	100,00
Total (incl. Parking)	13,372.19	(1)	2,606,139.25	217,178.27

The rent is subject to the index-based adjustment pursuant to Clause 3.3. The annual rent is payable in twelve equal monthly instalments.

3.2                               In case of a subsequent change in the size of the Leased Space, i.e. if the Parties agree to increase or reduce the Leased Office Space, the rent shall be adjusted accordingly.

3.3                               The rent shall automatically be adjusted at the beginning of each calendar year in accordance with the increase or decrease of the consumer price index for Germany (Verbraucherpreisindex für Deutschland), basis 2015 = 100, as published by the Federal Office of Statistics, as compared to the level of such index on the Lease Commencement Date or as compared to the time any subsequent adjustment of the rent has been made as

(1) Parking Spaces not considered in Total of leased (m2).

provided for herein. It is however understood that no Party shall be in default with the adjusted payment prior to a written notification of the adjustment by the other Party.

If, during the term of this Lease Agreement, the consumer price index should no longer be published by the Federal Office of Statistics, such index shall be replaced by the index published in its place by the Federal Office of Statistics or any successor organisation.

3.4                               The Landlord is in its equitable discretion (nach billigem Ermessen) entitled to claim reasonable advance payments on operation and running costs (Clause 4), which shall be payable each month in addition to and together with the rent.

4                                         Operation and Running Costs

4.1                               The Tenant shall bear all operating costs within the meaning of the Operation Cost Ordinance (Betriebskostenverordnung). Furthermore, the Parties agree to share running costs (e.g. for maintenance, decorative repairs, replacements and repairs) as set out in Annex 4.1 attached hereto.

4.2                               Operation and running costs are borne by the Tenant in form of a lump sum per square meter of Leased Office Space. There is no separate annual reconciliation or settlement of operation and running costs and, accordingly, there are no claims of the Landlord for additional payments or of the Tenant for reimbursements based on actual costs.

4.3                               Such lump sum is initially fixed at EUR 7,60 per square meter of Leased Office Space per month at the Lease Commencement Date. This translates to an initial operation and running cost payment of EUR 101,628.64 per month (i.e. EUR 1,219,543.68 p.a.).

The lump sum payment will subsequently be annually re-determined by the Landlord at its equitable discretion (nach billigem Ermessen) as per 1 January of each year. Such re-determination has to be based on the actual costs of the preceding year plus an inflation adjustment. The Tenant’s share is determined by the share of the Leased Office Space of the Tenant in relation to all office space exclusively leased in the building (e.g. if the Tenant occupies 80% of the lettable office space, he is obliged to pay 80% of the operation and running costs of the building). The operation and running costs lump sum per square meter shall be identical for all tenants in the building in order to ensure fair and equal treatment. In case there are doubts about the re-determination, the Landlord shall make available to the Tenant the relevant invoices, and calculations at the Tenant’s request.

The ancillary cost lump sum is payable in twelve equal monthly instalments.

5                                         Manner of Payment

5.1                               The rent and the payment of the operation and running cost lump sum shall be payable in advance for each month no later than on the third business day (Werktag) of each month.

The rent shall be transferred at no cost to the Landlord’s account number provided from time to time to the Tenant.

5.2                               The receipt of the amount and/or the credit entry on the Landlord’s account shall be decisive for timely payment.

5.3                               If and when the Tenant is in arrears with any payment, the Tenant shall owe dunning costs, if any and default interest at the respective statutory rate according to Sec. 247 of the German Civil Code (Bürgerliches Gesetzbuch — “BGB”).

The Landlord’s right to assert further damage claims shall remain unaffected.

6                                         Improvements

6.1                               The Tenant is entitled to effect improvements to the Leased Office Space with the Landlord’s consent which shall not be unreasonably withheld.

At the end of the lease term the Tenant has the option to either (i) leave improvements it has effected within the Leased Office Space in their then current condition without compensation or (ii) remove them at its own expense and repair any damage resulting from such removal.

7                                         Setoff, Retention and Reduction of Rent

7.1                               The Tenant may offset a claim against the rent or the operation and running costs or exercise a right of retention only, if the counterclaim is uncontested or has become res judicata.

7.2                               The Tenant may reduce the rent payments (Minderung) because of a defect of the Leased Space or its use only if and when (i) it notifies the Landlord in writing of its intention to reduce the rent at least one month before effecting the first reduction and (ii) it is not in arrears (Verzug) with any payments.

8                                         Subleasing

8.1                               The Landlord’s consent shall be required for any subleasing or other permission to use the Leased Space granted to third parties. Such consent to subleasing may not be unreasonably withheld.

8.2                               Subletting to affiliated entities of the Tenant within the meaning of Sec. 15 seq. AktG shall be deemed consented to by the Landlord as long as the relevant subtenant remains the Tenant’s affiliate within the meaning of Sec. 15 seq. AktG.

8.3                               The Tenant shall be liable for any and all acts or omissions of its subtenants. The Tenant, here and now, assigns to the Landlord for security purposes the Tenant’s claims against the subtenant under the sublease — including the lien (Pfandrecht) securing such claims — up to the amount of rent and operation and running costs payments owed to the Landlord. The Landlord accepts such assignment. The Tenant, however, remains entitled to collect rent and enforce claims under the sublease agreement unless the Landlord notifies the subtenant in writing that it is no longer entitled to do so.

9                                         Advertising Measures

Subject to the Landlord’s consent, the Tenant shall be entitled to install advertising signs at the places designated by the Landlord. The Tenant shall be responsible for obtaining permissions from authorities, if any. The consent may be withheld only if it is to be feared that the building will be disfigured or damaged as a result of the advertising measure.

10                                  Entry of Leased Office Space by Landlord

The Landlord or its designees shall be entitled to enter the Leased Office Space during regular business hours in order to check the state and condition after timely advance notice of at least five days.

If and when the Landlord intends to sell the Property or notice of termination of this Lease Agreement has been given, the Landlord or its designees may inspect the Leased Space together with the potential purchaser or subsequent tenant after timely advance notice.

11                                  Security, Landlord’s Lien

11.1                        The Tenant shall pay an amount of EUR 651,535.05 as security for any and all payment obligations hereunder including costs of legal remedies and eviction.

The Landlord has to arrange for the best possible interest (if any) on cash security, to which the Tenant is entitled.

11.2                        This security may also be provided also in the form of an irrevocable, directly enforceable, unconditional guaranty, unlimited in time, of a major German bank (selbstschuldnerische Bankbürgschaft). Payment by the guarantor shall be made upon first request of the Landlord.

The Tenant shall be released from the aforementioned obligation as long as Fresenius SE & Co. KGaA or one of its affiliated entities within the meaning of Sec. 15 seq. AktG is the owner of the property.

11.3                        Any security will be returned to the Tenant only, but then without undue delay, after fulfilment of all obligations of the Tenant, in particular, but not limited to, the obligation to pay rent, operation and running costs and only after vacation of the Leased Space.

The guaranty will expire six months after termination or expiration of this Lease Agreement if the Landlord has not used the guaranty by such point in time. The Landlord shall, however, be obligated to determine any claims under the guaranty and notify the Tenant thereof without delay.

11.4                        The Tenant knows that the Landlord has a statutory lien (Vermieterpfandrecht) on the Tenant’s property which the Tenant brought into the leased premises, and that the Tenant shall not be entitled to remove this property without the Landlord’s consent, except in the ordinary course of business. The ordinary course includes disposal of obsolete or replaced equipment.

12                                  Termination or Expiration of the Term of this Lease Agreement

Upon termination or expiration of the term of this Lease Agreement, the Tenant shall return to the Landlord the Leased Office Space cleaned, together with all keys, including those obtained by the Tenant, without the Tenant having any claim for compensation by the Landlord. The Tenant is obliged to repair damages it caused, ordinary wear and tear excepted.

In the event that, during the term of the lease, work for which the Tenant is responsible hereunder has not been executed and the Tenant is in default with such work, the Landlord may, at its choice, either cause such work to be executed at the Tenant’s costs and expense, or claim payment of the estimated costs of such work by the Tenant.

13                                  Insurances and Duty to ensure Safety

13.1                        To the extent permitted by law, the Tenant shall have the duty to make the Leased Office Space safe for persons (Verkehrssicherungspflicht).

13.2                        The Tenant shall be responsible for insurance coverage for the risk resulting from its business operation.

14                                  Miscellaneous

14.1                        This Agreement contains all contractual arrangements made between the Parties with respect to the lease. There are no verbal side agreements.

14.2                        Modifications of and supplements to this Lease Agreement shall be valid only if made in writing in the form of a formal amendment.

14.3                        If any provision of this Lease Agreement or of any amendment to it is or will become invalid, this shall not affect the validity of the remaining provisions hereof and thereof. The Parties undertake to replace the invalid provision by a legally valid provision most closely matching the commercial and legal intention of the invalid provision.

The same shall apply to unintentional gaps or omissions in this Lease Agreement.

14.4                        The Parties are familiar with the decision of the Federal Court of Justice dated 27 September 2017 — XII ZR 114/16 — according to which so called “written form curing clauses” are held void. However, the Parties hereby nevertheless expressly agree that they want to agree on the following curing clause in case of a change or re-interpretation of case law:

The Parties are aware of the requirements of written form provided for in Sec. 550 BGB in conjunction with Sec. 578 para 1 BGB. Each of the Parties undertakes that at the other Party’s request it will immediately issue any statements and take any other action that may be required to ensure compliance with these requirements of written form and both Parties further undertake not to terminate this Agreement prematurely on grounds of it being ineffective due to non-compliance with any written form requirements.

These undertakings shall apply not only to this ‘original’ or ‘principal’ Lease Agreement, but also to any addenda, amendments or supplements to this Lease Agreement.

The Parties are in agreement that, in deviation from Sec. 125 para 2 BGB, any failure to observe the written form requirement shall not affect the validity of this Lease Agreement.

14.5                        Due to the protection purpose of Sec. 550 BGB, the written form cure clause in Clause 14.4 does not have any binding effect on a possible acquirer of the Property. Therefore, if the Property is sold and is transferred to the acquirer as new landlord, the Tenant undertakes to conclude a new written form clause with the same content with the acquirer if the latter requires it. In the Tenant’s interest, the Landlord undertakes to oblige an acquirer by means of the purchase agreement (agreement according to Sec. 328 BGB) to conclude an amendment containing a written form clause with the Tenant at the Tenant’s request.

14.6                        This Lease Agreement shall be governed by German law. Exclusive place of jurisdiction is Bad Homburg v.d.H.

For the Landlord:

This	June 18, 2020	This	June 18, 2020

Fresenius SE & Co. KGaA
represented by its general partner Fresenius Management SE

/s/ Jürgen Götz		/s/ Rachel Empey
Jürgen Götz		Rachel Empey
Member of the Management Board		Member of the Management Board

For the Tenant:

This	30 June 2020	This	25 June 2020

Fresenius Medical Care Deutschland GmbH

/s/ Dr. Olaf Schermeier		/s/ Dr. Katarzyna Mazur-Hofsäß
Dr. Olaf Schermeier		Dr. Katarzyna Mazur-Hofsäß
Managing Director		Managing Director

Annex 4.1: Else-Kröner-Straße 3, Bad Homburg

Distribution of Running Costs
Tenant
(restricted to a
maximum
		Tenant	amount of
Type of cost		(unrestricted)	EUR 12,500)(1)	Landlord
Roof and structural frame of the building	Cleaning			X
	Maintenance service			X
	Inspection			X
	Repairs			X
	Renewal			X
Windows, doors, gates (external), sun glazing, external mobile maintenance platform	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Windows, doors (internal), turnstile	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Wall covers/facade, roof covers and ceiling covers	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Sanitary facilities	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Lighting	Cleaning	X
	Maintenance service	X
	Repairs	X
	Renewal	X
Cooling and heating system	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal		X	X
Fire safety system	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal		X	X
Lifting and conveying system	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal		X	X
Other technical building equipment	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Scenario testing, black-building-tests, call-out service, et cetera	Assignment	X

(1) Maximum amount per year (individually and also two or more repairs/renewals combined).

Distribution of Running Costs
Tenant
(restricted to a
maximum
		Tenant	amount of
Type of cost		(unrestricted)	EUR 12,500)(2)	Landlord
Gardening, outdoor facilities, winter services, road safety	Assignment	X
	Renewal			X
Supply and disposal lines	Operation	X
	Maintenance service	X
	Repairs			X
	Renewal			X
Kitchen and cafeterias incl. Technical Equipment	Cleaning	X
	Maintenance service	X
	Repairs	X
	Renewal	X
Accessible roof area	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X

Decorative repairs (Schönheitsreparaturen) will be instructed, if necessary, by the Landlord and relevant costs will be born by the Tenant.

(2) Maximum amount per year (individually and also two or more repairs/renewals combined).